EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-113237 and 333-120717) on Form S-3 and (Nos. 333-139874, 333-207894 and 333-282374) on Form S-8 of our reports dated May 22, 2026, with respect to the consolidated financial statements of Deckers Outdoor Corporation and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California
May 22, 2026